Exhibit 10.1

CONVERSION PRICE REDUCTION AND WAIVER AGREEMENT

This Conversion Price Reduction and Waiver Agreement (this “Agreement”) is entered into as of May 11, 2026 (the “Effective Date”), by and among Functional Brands Inc., a Delaware corporation (the “Company”), and each holder identified on the signature pages hereto (each, a “Holder” and collectively, the “Holders”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on or about March 12, 2026 (the “Series C Certificate”), the Exchange and Amendment Agreement dated March 9, 2026 (the “Exchange Agreement”), as applicable.

1. Amended Conversion Price. Effective as of the Effective Date, the conversion price applicable to the Preferred Shares during the Fixed Conversion Period shall be $0.1636 per share of Common Stock (the “Amended Conversion Price”), replacing and superseding the Tier 1 Fixed Conversion Price, the Tier 2 Fixed Conversion Price, the Tier 3 Fixed Conversion Price, and the Tier Allocation in their entirety. The number of shares of Common Stock issuable upon any conversion shall equal the Stated Value being converted divided by the Amended Conversion Price. This obligation is binding and irrevocable upon execution and may not be withdrawn or modified without the prior written consent of each affected Holder.

2. Waiver of Below-Price Prohibition. The Company and the Holders hereby mutually waive Section 6(a)(II) of the Series C Certificate (Prohibition on Below-Price Conversions) in its entirety with respect to conversions at the Amended Conversion Price. A Holder may deliver a Notice of Conversion at the Amended Conversion Price at any time during the Fixed Conversion Period, regardless of the Closing Sale Price of the Common Stock on any Trading Day. This waiver shall remain in effect for the duration of the Fixed Conversion Period.

3. Covenant to File Certificate Amendment. The Company shall, within three (3) Business Days following the Effective Date, file an amendment to the Series C Certificate with the Secretary of State of the State of Delaware to conform the Series C Certificate to the terms of this Agreement. Failure to file within such period shall constitute an Event of Default under the Series C Certificate without further notice or cure. Each Holder hereby authorizes the Company to file such amendment, and such authorization constitutes the Holders’ written consent for purposes of Section 242 of the Delaware General Corporation Law.

4. SEC Disclosure. The Company shall file a Current Report on Form 8-K with the Securities and Exchange Commission within 30 minutes of execution disclosing the material terms of this Agreement. The Company shall not selectively disclose any terms of this Agreement prior to such filing.

5. Ratification; Conflict; Governing Law. Except as modified hereby, all Transaction Documents remain in full force and effect. In the event of any conflict between this Agreement and the Series C Certificate, this Agreement controls until the Series C Certificate is amended to conform herewith. This Agreement shall be governed by the internal laws of the State of Delaware. This Agreement may be executed in counterparts, and electronic signatures shall be deemed valid and binding.

6. Add-Back of Cash Consideration to Exchange Notes. Notwithstanding anything to the contrary in Section 2.8 of the Exchange Agreement or any other Transaction Document, any Cash Consideration (as defined in the Exchange Agreement) that remains unpaid as of the Effective Date, whether arising from the the payment due upon effectiveness of the registration statement, or any installment of any shortfall (the “Outstanding Cash Consideration”), shall, in lieu of payment in cash, be added to and capitalized as additional principal under each applicable Holder’s existing senior secured convertible promissory note issued pursuant to the Exchange Agreement (each, an “Exchange Note”), effective as of the Effective Date, in an amount equal to such Holder’s portion of the Outstanding Cash Consideration (such added amount, the “Add-Back Principal”). Except as expressly set forth in this Section 6, the Add-Back Principal shall be subject to, and shall constitute principal under, the applicable Exchange Note in accordance with its terms; provided, however, that, notwithstanding the maturity and conversion terms of the Exchange Note, (i) all then-outstanding Add-Back Principal, together with any accrued but unpaid interest thereon, shall become due and payable per the terms of the Note, and (ii) the Add-Back Principal shall be convertible, in whole or in part, at the option of the applicable Holder at any time prior to the Maturity Date, into shares of Common Stock at conversion price of equal to 100% of the market price the day prior to the conversion notice.

Notwithstanding the foregoing or anything to the contrary in the Exchange Note or any related security or collateral document, the Add-Back Principal (and any interest accruing thereon) shall be unsecured, and shall not be entitled to the benefit of, or be secured by, any lien, security interest, collateral, or guarantee securing the original principal balance of the Exchange Note or any other Obligations under the Transaction Documents.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

FUNCTIONAL BRANDS INC.

By:	/s/ Eric Gripentrog
Name:	Eric Gripentrog
Title:	Chief Executive Officer

HOLDERS:

LEONITE FUND I, LP
By its Manager, Leonite Advisors, LLC

By:	/s/ Avi Geller
Name:	Avi Geller
Title:	Manager

KIPS BAY SELECT LP

By:	/s/ Roman Rogol
Name:	Roman Rogol
Title:	CFO

3I LP
By its General Partner, 3i Management LLC

By:	/s/ Maier Tarlow
Name:	Maier Tarlow
Title:	Manager

FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC

By:	/s/ Eli Fireman
Name:	Eli Fireman
Title:	Managing Member